Exhibit 15.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Puyi Inc. on Form F-1 Amendment No. 5 (File No. 333-228510) of our report dated October 1, 2018, with respect to our audits of the consolidated financial statements of Puyi Inc. as of June 30, 2018 and 2017 and for the years ended June 30, 2018 and 2017, which report is included in this Annual Report on Form 20-F of Puyi Inc. for the year ended June 30, 2019.

/s/ Marcum Bernstein & Pinchuk

Marcum Bernstein & Pinchuk

Beijing, China

October 14, 2019

BEIJING OFFICE • Unit 2419-2422 • Kerry Center South Tower • 1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumbp.com